Exhibit 99.1

GrandSouth Bancorporation reports first quarter 2022 results

GREENVILLE, SC, April 18, 2022

GrandSouth Bancorporation (GRRB:OTCQX) (the “Company” or “GrandSouth”), the holding company for GrandSouth Bank announced today that net income for the first quarter of 2022 was $4.1 million.

The Board of Directors declared a quarterly cash dividend of $0.13 per common share ($0.1365 per Series A preferred share) payable on May 18, 2022 to shareholders of record on May 4, 2022.

First Quarter 2022 Highlights – For and during the quarter ended March 31, 2022:

•	Net Income was $4.1 million, an increase of $0.5 million, or 14.30%, from the same quarter in 2021.
•	Basic and diluted earnings per share were $0.75 and $0.72, respectively.
•	The annualized returns on average assets and average equity were 1.37% and 16.89%, respectively.
•	Total assets increased $49.5 million, or 4.11%, to $1.3 billion, since December 31, 2021.
•	Gross loans increased by $2.7 million, or an annualized rate of 1.18%, to $936.2 million, since December 31, 2021.
•	Total deposits increased $49.9 million, or an annualized rate of 19.09%, to $1.1 billion, since December 31, 2021.
•	Cost of funds decreased by 17 basis points, or 29.31%, from the same quarter in 2021.
•	0.03% of Core Bank loans (gross loans excluding specialty floor plan and purchased student loans) were 30 days past due as of March 31, 2022. The annualized net charge off ratio for the quarter was 0.04%.
•	The efficiency ratio was 58.40%, up from 55.45% in the prior quarter but lower than 60.64% in the same quarter in 2021.

JB Schwiers, the Company’s President, said, “We are proud to report a 14% increase in earnings in the first quarter of 2022 compared to the first quarter of 2021. This provides an annualized return on average assets of 1.37% and annualized return on average equity of 16.89%. Commercial banking is our primary focus. As a result, the drop in residential mortgage activity due to rising rates has not negatively impacted our earnings. In addition, we believe our loan portfolio is positioned well and will add increasing revenue in a rising rate environment. Thirty-nine percent of our loan balances are variable rate loans and over 80% of our fixed rate portfolio matures in less than 5 years. I continue to be most proud of our impeccable credit quality. The core bank carried $214 thousand in loans past due over 30 days on a total loan portfolio that exceeds $936 million. There are only two properties in our other real estate owned category and one of those is under contract. Non-performing assets as a percent of total assets dropped to 0.12% and the annualized net charge off rate was 0.04%. Even with these great credit quality results we have chosen to maintain a strong allowance for loan losses at 1.49% and not release any of those reserves into earnings.

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Core bank loan growth in the first quarter was down primarily due to the high demand for commercial properties and lower cap rates resulting in the sale of real estate we had financed for our customers.  We are also seeing some competitors willing to take more extension risk with fixed rates than we are comfortable providing based on the forecast for rising rates. Total deposits increased by $50 million, or 19%. The deposit mix continues a favorable trend with a decline in CD’s and a substantial increase in money market accounts. Our cost of funds decreased by 17 basis points from the first quarter of 2021. Our new Augusta Road office and our new office in Charleston are both seeing good deposit growth reaching levels of $35 million and $34 million, respectively.

In closing, this will be our 10th consecutive quarter of paying a cash dividend. The dividend, appreciation in share price, and our financial performance are a strong combination of value for our shareholders. There are some storm clouds on the horizon with inflation at a 40 year high, forecasts of eight more quarter point interest rate increases this year, continued supply chain disruptions, and a rising possibility of the economy sliding into a recession. I have confidence that we can navigate through these challenges while continuing to move our company forward.”

COVID-19 Impact through March 31, 2022

Management continues to focus on the economic impact resulting from the COVID-19 pandemic. To assist small businesses in need, the Bank processed 367 Paycheck Protection Program (“PPP”) loans for a total of $51.0 million in loans funded and $2.0 million in lender fees collected. As of March 31, 2022, 366 of these loans totaling $50.9 million have been forgiven and lender fee income totaling $2.0 million has been recognized, leaving a remaining loan balance of $0.1 million as of March 31, 2022.

Specialty Floor Plan Loans

Specialty floor plan loans finished the quarter ended March 31, 2022 at $109.8 million, up from $98.3 million at December 31, 2021. The average balance of such loans outstanding for the quarters ending March 31, 2022 and 2021 were $108.3 million and $87.3 million, respectively. The 2020 pandemic-related negative trends have reversed and average outstanding balances increased by 24.01% in the first quarter of 2022 when compared to the first quarter of 2021. The losses due to specialty floor plan loan defaults remain low resulting in a 0.68% annualized net charge off rate in the first quarter of 2022, as compared to a 0.75% annualized net charge off rate in the fourth quarter of 2021 and a 0.26% annualized net recovery rate in the first quarter of 2021.

Net Interest Income

Net interest income was $13.0 million for the quarter ended March 31, 2022, up $1.0 million, or 8.10%, from the same period in 2021. The increase was primarily driven by an increase in interest and fees on loans and a decrease in deposit interest expense.

Noninterest Income

Noninterest income was $0.6 million for the first quarter of 2022, an increase of less than $0.1 million, or 8.70%, from the first quarter of 2021. The change was primarily driven by an increase in service charges on deposit accounts.

Noninterest Expense

Noninterest expense increased $0.3 million, or 4.13%, in the first quarter of 2022 when compared to the same period in 2021. The increase was primarily attributable to an increase in compensation expense.

Loan Portfolio

The Company’s gross loan portfolio increased $2.7 million, or an annualized rate of 1.18%, during the first quarter of 2022. Specialty floor plan loans increased by $11.5 million, or an annualized rate of 47.47% for the quarter ended March 31, 2022. Core Bank loans contracted by $8.4 million, or an annualized rate of 4.10%, during the same period. The balance of Core Bank loans was impacted by the forgiveness of $1.2 million of PPP loans during the first quarter of 2022. Core Bank loans, excluding PPP loans, contracted by $7.3 million, or an annualized rate of 3.54%, for the quarter ended March 31, 2022.

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The composition of the loan portfolio consisted of the following on March 31, 2022 and December 31, 2021:

	March 31,	December 31,
	2022	2021
	(Dollars in thousands)

Commercial, financial and agricultural	$134,639	$135,438
Specialty floor plan loans	109,832	98,324
Commercial PPP loans	98	1,274
Real estate – construction, land development and other	117,386	114,100
Real estate – mortgage	567,769	577,083
Purchased student loans	297	651
Installment loans to individuals	6,169	6,605
Loans, gross	936,190	933,475
Allowance for loan losses	(13,949)	(13,723)
Loans, net	$922,241	$919,752

Loan Loss Provision and Asset Quality

For the quarter ended March 31, 2022, the provision for loan losses was $0.3 million, an increase of $0.1 million, or 27.27%, from the same quarter a year ago. Net charge offs for the first quarter of 2022 were $0.1 million, as compared to net recoveries of $0.1 million the same period in 2021, respectively.

The allowance for loan losses as a percentage of total gross loans was 1.49% at March 31, 2022, up from 1.47% at December 31, 2021. The Company’s management believes the allowance is adequate to absorb losses that are inherent in the loan portfolio as of March 31, 2022, and management will continue to closely monitor credit quality and activity.

Other real estate owned was $0.8 million at March 31, 2022, with no change from December 31, 2021. Nonaccrual loans decreased to $0.6 million at March 31, 2022 from $1.3 million at December 31, 2021.

Securities Portfolio

Investment securities available-for-sale were $123.2 million at March 31, 2022, up $11.2 million, or 10.01%, from $112.0 million at December 31, 2021.

Securities in the investment portfolio as of March 31, 2022 were as follows:

•	asset backed securities totaling $2.4 million;
•	residential government-sponsored mortgage-backed securities totaling $30.1 million;
•	collateralized mortgage obligations totaling $25.0 million;
•	taxable municipal bonds totaling $12.8 million;
•	nontaxable municipal bonds totaling $11.5 million;
•	corporate debt securities totaling $14.8 million; and
•	treasury securities totaling $26.5 million.

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During the first quarter of 2022, twelve securities totaling $20.7 million were purchased and no securities were sold.

Deposits

Total deposits increased $49.9 million, or an annualized rate of 19.09%, during the first quarter of 2022 to $1.1 billion at quarter end. Noninterest bearing deposits increased $3.0 million, or an annualized rate of 4.36%, during the quarter ended March 31, 2022 to $283.7 million. During the quarter, combined demand deposit, money market, and savings accounts grew by $60.8 million, or an annualized rate of 29.00%, to $910.9 million. This growth offsets the decrease during the same period in certificate of deposit, IRAs and CDARS of $10.9 million, or an annualized rate of 21.20%, to $198.0 million.

Borrowings

As of March 31, 2022, the Company had $5.0 million of Federal Home Loan Bank advances and $35.9 million of junior subordinated notes outstanding.

Shareholders’ Equity

Shareholders’ equity was $96.4 million at March 31, 2022, a decrease of $1.0 million, or 1.00%, for the quarter ended March 31, 2022 as compared to December 31, 2021. The balance was increased by the normal retention of earnings, exercise of stock options and expense of stock option grants. Offsetting the increase were changes in the fair value of investments due to rising interest rates.

Tier 1 Risk Based Capital Ratios were 12.59% and 10.60% for the Company and the Bank, respectively, at March 31, 2022.

About GrandSouth Bancorporation

GrandSouth Bancorporation is a bank holding company with assets of $1.3 billion at March 31, 2022. GrandSouth Bank provides a range of financial services to individuals and small and medium sized businesses. GrandSouth Bank has eight branches in South Carolina, located in Greenville, Fountain Inn, Anderson, Greer, Columbia, Orangeburg and Charleston.

Press contact: JB Schwiers 864-770-1000

Website: www.grandsouth.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of the Company. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties beyond the Company’s control and may not be realized due to a variety of factors. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations may be different than expected, including, but not limited to, due to the continuing negative impacts and disruptions resulting from the novel coronavirus, or COVID-19, on the economies and communities the Company serves, which may have an adverse impact on the Company’s business, operations and performance, and could have a negative impact on the Company’s credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the Company; (6) changes in interest rates, which may affect the Company’s net income, interest expense, prepayment penalty income, and other future cash flows, or the market value of the Company’s assets, including its investment securities; and (7) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by the Company with the SEC and available at the SEC’s internet site (https://www.sec.gov). You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by the Company to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

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Non-GAAP Measures

This press release includes financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). This financial information includes certain operating performance measures. Such measures include: “Tangible book value per common share, outstanding,” “Tangible book value per share, adjusted for the conversion of Series A preferred stock,” “Tangible book value, adjusted for the conversion of Series A preferred stock,” and “Common tangible book value.”

Management has included these non-GAAP measures because it believes these measures may provide useful supplemental information for evaluating the Company’s underlying performance trends. Further, management uses these measures in managing and evaluating the Company’s business and intends to refer to them in discussions about our operations and performance. Operating performance measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and are not necessarily comparable to non-GAAP measures that may be presented by other companies.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Condensed Consolidated Balance Sheets

	(Unaudited)	(Audited)
	March 31,	December 31,
	2022	2021
	(Dollars in thousands)
Assets
Cash and due from banks	$3,784	$2,522
Interest-earning deposits	154,566	120,602
Federal funds sold	888	977
Cash and cash equivalents	159,238	124,101
Investments - available for sale	123,167	111,962
Other investments, at cost	2,601	2,984
Loans receivable, net of deferred fees and costs	936,190	933,475
Allowance for loan losses	(13,949)	(13,723)
Loans, net of allowance for loan losses	922,241	919,752
Premises and equipment, net	17,745	17,783
Other real estate owned	842	842
Accrued interest receivable	4,768	4,808
Bank owned life insurance	14,856	14,778
Net deferred tax asset	4,341	2,968
Goodwill	737	737
Other assets	2,716	3,007
Total assets	$1,253,252	$1,203,722

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$283,685	$280,665
Interest-bearing	825,219	778,376
Total deposits	1,108,904	1,059,041
Federal Home Loan Bank advances	5,000	5,000
Junior subordinated notes	35,894	35,864
Accrued interest payable	609	383
Accrued expenses and other liabilities	6,414	6,029
Total liabilities	1,156,821	1,106,317

Shareholders’ equity
Preferred stock - Series A - no par value	—	—
Common stock - no par value	—	—
Additional paid in capital	45,118	44,570
Retained earnings	55,047	51,649
Accumulated other comprehensive income (loss)	(3,734)	1,186
Total shareholders’ equity	96,431	97,405
Total liabilities and shareholders’ equity	$1,253,252	$1,203,722

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Condensed Consolidated Statements of Income (Unaudited)

	For the three months ended March 31,
	2022	2021
	(Dollars in thousands)
Interest income	$14,171	$13,529
Interest expense	1,125	1,461
Net interest income	13,046	12,068
Provision for loan losses	308	242
Net interest income after provision for loan losses	12,738	11,826
Noninterest income
Service charges on deposit accounts	334	268
Bank owned life insurance	79	92
Net gain on sale of premises and equipment	24	6
Other	188	209
Total noninterest income	625	575
Noninterest expenses
Compensation and employee benefits	5,537	5,074
Net occupancy	586	564
Net cost of operation of other real estate owned	23	110
Data processing	493	533
Other expenses	1,345	1,386
Total noninterest expenses	7,984	7,667
Income before income taxes	5,379	4,734
Income tax provision	1,271	1,140
Net income	4,108	3,594
Deductions for amounts not available to common shareholders:
Dividends declared or accumulated on preferred stock	(38)	(30)
Net income available to common shareholders	$4,070	$3,564

Per common share
Earnings per common share, basic	$0.75	$0.65
Earnings per common share, diluted	$0.72	$0.65

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Net Interest Margin Analysis (Unaudited)

	For the three months ended
	March 31, 2022			March 31, 2021
	Average		Average	Average		Average
	balance	Interest	Yield	balance	Interest	Yield
	(Dollars in thousands)
Interest earning assets
Investments
Certificates of deposit	1,368	6	1.62%	3,735	19	2.06%
US agency securities and treasuries	18,713	64	1.36%	698	2	1.26%
Mortgage backed securities	32,169	95	1.19%	32,587	44	0.53%
CMO and asset backed securities	29,003	88	1.21%	55,090	120	0.87%
Municipals (a)	26,054	164	2.52%	21,050	136	2.59%
Corporate debt security	14,208	142	4.00%	4,639	55	4.71%
Federal Home Loan Bank stock	733	8	4.39%	1,497	13	3.60%
Other investments	792	1	0.68%	747	1	0.73%
Subtotal, investments	123,040	568	1.85%	120,043	390	1.30%

Cash equivalents
Due from banks and fed funds sold	115,281	40	0.14%	57,178	19	0.13%
Subtotal, cash equivalents	115,281	40	0.14%	57,178	19	0.13%
Total investments and cash equivalents	238,321	608	1.02%	177,221	409	0.92%
Loans
Consumer single pay, installment, revolving term and line of credit loans	6,381	54	3.44%	8,003	57	2.88%
Consumer FFELP student loans	555	(8)	-5.95%	27,953	300	4.35%
Consumer residential and equity loans	72,602	689	3.85%	68,871	703	4.14%
Commercial single pay, installment and revolving term loans	121,855	1,209	4.02%	120,118	1,249	4.22%
Commercial real estate loans	632,096	6,277	4.03%	563,368	5,711	4.11%
Commercial specialty floor plan loans	108,282	5,306	19.87%	87,319	4,613	21.43%
Commercial SBA loans	1,029	54	21.39%	19,287	505	10.62%
Total loans	942,800	13,581	5.84%	894,919	13,138	5.95%
Total interest earning assets	1,181,121	14,189	4.87%	1,072,140	13,547	5.12%
Interest bearing funds
Interest-bearing deposits
Interest-bearing transaction accounts	52,573	24	0.18%	63,962	43	0.27%
Money market accounts	519,485	502	0.39%	400,168	452	0.46%
Regular savings accounts	16,252	4	0.10%	10,877	3	0.10%
Certificates of deposit, IRAs and CDARS	203,116	156	0.31%	274,526	495	0.73%
Total interest bearing deposits	791,426	686	0.35%	749,533	993	0.54%
Other interest bearing liabilities
Other borrowings	5,000	5	0.41%	16,151	35	0.88%
Junior subordinated debentures	35,876	434	4.90%	35,757	433	4.91%
Total other interest bearing liabilities	40,876	439	4.35%	51,908	468	3.65%
Total interest bearing funds	832,302	1,125	0.55%	801,441	1,461	0.74%
Tax-equivalent net interest rate spread			4.32%			4.38%
Non-interest bearing funds
Demand deposit accounts	278,227			215,073
Total funds and cost of funds	1,110,529	1,125	0.41%	1,016,514	1,461	0.58%
Tax-equivalent net interest rate spread on funds			4.46%			4.54%
Tax-equivalent net interest margin		13,064	4.49%		12,086	4.57%

(a)	Tax exempt investments are calculated giving effect to a 21% federal tax rate.

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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GrandSouth Bancorporation and Subsidiary

Greenville, SC

Financial Highlights (Unaudited)

	For the three months ended March 31,
	2022	2021
	(Dollars in thousands, except per share)
Per share data:
Book value per common share (GAAP)	$18.32	$16.42
Tangible book value per common share, outstanding (non-GAAP) (a)	$18.18	$16.27
Tangible book value per share, adjusted for the conversion of Series A preferred stock (non-GAAP) (b)	$17.46	$15.65

Weighted average common shares outstanding, basic	5,182,493	5,201,787
Weighted average common shares outstanding, diluted	5,384,848	5,258,078
Common shares outstanding at end of period	5,198,542	5,173,397
Common shares outstanding at end of period, adjusted for conversion of Series A preferred stock	5,481,370	5,461,292

Selected performance ratios and other data:
Annualized return on average assets	1.37%	1.31%
Annualized return on average equity	16.89%	16.82%
Annualized net interest margin	4.49%	4.57%
Efficiency ratio	58.40%	60.64%
Annualized charge-offs (recoveries), net to average loans	0.04%	(0.07%)

Book value (GAAP)	$96,431	$86,223
Series A preferred stock additional paid-in capital	(1,204)	(1,298)
Book value excluding Series A preferred stock	95,227	84,925
Goodwill	(737)	(737)
Common tangible book value (non-GAAP) (c)	$94,490	$84,188

Book value (GAAP)	$96,431	$86,223
Goodwill	(737)	(737)
Tangible book value, adjusted for the conversion of Series A preferred stock (non-GAAP) (d)	$95,694	$85,486

	As of
	March 31,	December 31,
	2022	2021
	(Dollars in thousands)
Shareholders’ equity to total assets	7.69%	8.09%
Tier 1 risk-based capital ratio	10.60%	10.29%

Other real estate owned	$842	$842
Nonaccrual loans	575	1,349
Loans past due 90 days and accruing interest (e)	52	55
Total nonperforming assets	$1,469	$2,246

Allowance for loan losses to loans, gross	1.49%	1.47%

(a)	Calculated by dividing the common tangible book value by the number of common shares outstanding at the end of the period.
(b)	Calculated by dividing the tangible book value, adjusted for the conversion of Series A preferred stock on a one for one basis, by the number of common shares outstanding at the end of the period, adjusted for conversion of the Series A preferred stock.
(c)	Calculated by subtracting Series A preferred stock additional paid-in capital and goodwill from book value.
(d)	Calculated by subtracting goodwill from book value.
(e)	Amount represents the net of the loans wholly or partially guaranteed by the US Government.

NOTE: Certain amounts in the prior year’s financial statements may have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on results of operations or financial condition as previously reported.

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